EXHIBIT 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On December 6, 2022, NRG Energy, Inc. (“NRG” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Jetson Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of the Company, and Vivint Smart Home, Inc. (“Vivint”), pursuant to which Merger Sub will be merged with and into Vivint (the “Merger”), with Vivint surviving the Merger as a wholly owned subsidiary of the Company (the “Acquisition”).

The following unaudited pro forma combined financial information of NRG and Vivint is presented to illustrate the estimated effects of the Acquisition and certain other related transactions and adjustments described below (collectively, the “Transaction Accounting Adjustments”).

The unaudited pro forma combined balance sheet as of December 31, 2022 combines the historical consolidated balance sheet of NRG and the historical consolidated balance sheet of Vivint, after giving effect to the Transaction Accounting Adjustments, as if they had occurred on December 31, 2022. The unaudited pro forma combined statement of operations for the year ended December 31, 2022 combines the historical consolidated statement of operations of NRG and the historical consolidated statement of operations of Vivint, after giving effect to the Transaction Accounting Adjustments, as if they had occurred on January 1, 2022. We refer to these unaudited pro forma combined balance sheet and unaudited pro forma combined statement of operations as the “pro forma financial information”.

The pro forma financial information should be read in conjunction with the accompanying explanatory notes. In addition, the pro forma financial information is derived from and should be read in conjunction with the following historical financial statements and the related notes of NRG and Vivint:

•	audited consolidated financial statements of NRG as of and for the fiscal year ended December 31, 2022 and the related notes included in NRG’s Annual Report on Form 10-K for the year ended December 31, 2022 filed on February 23, 2023; and

•	audited consolidated financial statements of Vivint as of and for the fiscal year ended December 31, 2022 and the related notes included in Vivint’s Annual Report on Form 10-K for the year ended December 31, 2022 filed on February 24, 2023.

The pro forma financial information has been prepared by NRG for illustrative and informational purposes only, in accordance to Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures about Acquired and Disposed Businesses, as adopted by the U.S. Securities and Exchange Commission on May 20, 2020 (“Article 11”). The pro forma financial information is based on the Transaction Accounting Adjustments and assumptions and is not necessarily indicative of what NRG’s consolidated statement of operations or consolidated balance sheet actually would have been had the Transaction Accounting Adjustments been completed as of the dates indicated, or what they will be for any future periods. The pro forma financial information does not purport to project the future financial position or operating results of NRG following the completion of the Acquisition. The pro forma financial information does not reflect any revenue enhancements, cost savings, operating synergies or restructuring costs that may be achievable or incurred in connection with the Acquisition.

The pro forma financial information has been prepared using the acquisition method of accounting under U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) with NRG being the accounting acquirer in the Acquisition. The purchase price will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the acquisition date, and any excess value of the consideration transferred over the net assets will be recognized as goodwill. The Company has made a preliminary allocation of the purchase price to the assets acquired and liabilities assumed as of the assumed acquisition date based on NRG’s preliminary valuation of the tangible and intangible assets acquired and liabilities assumed using information currently available. Differences between these preliminary estimates, which were made solely for the purpose of this pro forma financial information, and the final acquisition accounting will occur and these differences could have a material impact on the accompanying pro forma financial information.

NRG will acquire Vivint for $12 per share, or approximately $2.6 billion in cash, subject to customary closing conditions. In connection with the Merger Agreement, NRG entered into a commitment letter for a senior secured 364-day bridge term loan facility (the “Bridge Facility”) in a principal amount not to exceed $2.1 billion for the purposes of financing the Acquisition, paying fees and expenses in connection with the Acquisition, and certain other third-party payments in respect of arrangements of Vivint. The pro forma financial information assumes that NRG will be able to secure permanent financing and will not use the Bridge Facility. The pro forma financial information gives effect to the following assumed sources of funds to satisfy the estimated purchase price of $2.6 billion:

•	proceeds from $740 million of newly-issued secured corporate debt;

•	proceeds from $650 million of newly-issued preferred stock;

•	proceeds of approximately $900 million from the Company’s Revolving Credit Facility and Receivables Securitization Facilities; and

•	cash on hand.

Additionally, the pro forma financial information gives effect to the $600 million increase to the Company’s Revolving Credit Facility, as amended on February 14, 2023.

The assumed sources of funds and interest rates are based on currently available information and assumptions. There is no guarantee that the actual sources of funds and interest rates used to complete the Acquisition will be the same as the assumed sources and interest rates presented in the pro forma financial information. Depending on actual sources of funds used to complete the Acquisition, the financial position and the operating results of NRG following the Acquisition may be materially different from the pro forma financial information.

NRG ENERGY, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2022

	Historical		Transaction Accounting Adjustments
(In millions)	NRG	Vivint as Reclassified (Note 3)	Acquisition Accounting Adjustments	Assumed Financing Adjustments	Notes	Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$430	$284	$(2,576)	$2,267	5(a)	$405
Funds deposited by counterparties	1,708	—	—	—		1,708
Restricted cash	40	—	—	—		40
Accounts receivable, net	4,773	56	—	—		4,829
Inventory	751	78	—	—		829
Derivative instruments	7,886	—	—	—		7,886
Cash collateral paid in support of energy risk management activities	260	—	—	—		260
Prepayments and other current assets	383	30	—	—		413
Total current assets	16,231	448	(2,576)	2,267		16,370
Property, plant and equipment, net	1,692	62	—	—		1,754
Other Assets
Equity investments in affiliates	133	—	—	—		133
Operating lease right-of-use assets, net	225	37	—	—		262
Goodwill	1,650	817	2,702	—	5(b)	5,169
Intangible assets, net	2,132	2	2,243	—	5(c)	4,377
Nuclear decommissioning trust fund	838	—	—	—		838
Derivative instruments	4,108	—	—	—		4,108
Deferred income taxes	1,881	—	749	—	5(d)	2,630
Other non-current assets	256	1,513	(1,488)	(10)	5(e), 5(f)(2)	271
Total other assets	11,223	2,369	4,206	(10)		17,788
Total Assets	$29,146	$2,879	$1,630	$2,257		$35,912
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt and finance leases	63	17	—	400	5(f)(1)	480
Current portion of operating lease liabilities	83	13	—	—		96
Accounts payable	3,643	121	—	—		3,764
Derivative instruments	6,195	—	—	—		6,195
Cash collateral received in support of energy risk management activities	1,708	—	—	—		1,708
Accrued expenses and other current liabilities	1,290	791	38	—	5(g)	2,119
Total current liabilities	$12,982	$942	$38	$400		$14,362

NRG ENERGY, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2022 (Continued)

	Historical		Transaction Accounting Adjustments
(In millions)	NRG	Vivint as Reclassified (Note 3)	Acquisition Accounting Adjustments	Assumed Financing Adjustments	Notes	Pro Forma Combined
Other Liabilities
Long-term debt and finance leases	$7,976	$2,696	$(134)	$1,232	5(f)(1)	$11,770
Non-current operating lease liabilities	180	30	—	—		210
Nuclear decommissioning reserve	340	—	—	—		340
Nuclear decommissioning trust liability	477	—	—	—		477
Derivative instruments	2,246	—	—	—		2,246
Deferred income taxes	134	1	—	—		135
Other non-current liabilities	983	913	(3)	—	5(h)	1,893
Total other liabilities	12,336	3,640	(137)	1,232		17,071
Total Liabilities	25,318	4,582	(99)	1,632		31,433
Stockholders' Equity
Common stock	4	—	—	—		4
Preferred stock	—	—	—	650	5(i)	650
Additional paid-in-capital	8,457	1,766	(1,646)	(14)	5(i)(j)	8,563
Retained earnings/(accumulated deficit)	1,408	(3,469)	3,375	(11)	5(k)	1,303
Treasury stock, at cost	(5,864)	—	—	—		(5,864)
Accumulated other comprehensive loss	(177)	—	—	—		(177)
Total Stockholders' Equity	3,828	(1,703)	1,729	625		4,479
Total Liabilities and Stockholders' Equity	$29,146	$2,879	$1,630	$2,257		$35,912

NRG ENERGY, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

	Historical		Transaction Accounting Adjustments
(In millions, except for per share amounts)	NRG	Vivint as Reclassified (Note 3)	Acquisition Accounting Adjustments	Assumed Financing Adjustments	Notes	Pro Forma Combined
Revenues
Total revenues	$31,543	$1,682	$—	—		$33,225
Operating Costs and Expenses
Cost of operations (excluding depreciation and amortization shown below)	27,446	390	7		6(d)	27,843
Depreciation and amortization	634	622	(346)	—	6(a)	910
Impairment losses	206	—				206
Selling, general and administrative costs	1,228	559	73	—	6(d)	1,860
Provision for credit losses	11	40				51
Acquisition-related transaction and integration costs	52	—	38	—	6(b)	90
Total operating costs and expenses	29,577	1,611	(228)	—		30,960
Gain on sale of assets	52	—				52
Operating Income	2,018	71	228	—		2,317
Other Income/(Expense)
Equity in earnings of unconsolidated affiliates	6	—				6
Other income, net	56	46	(21)	—	6(c)	81
Interest expense	(417)	(167)	(19)	(116)	6(e)	(719)
Total other expense, net	(355)	(121)	(40)	(116)		(632)
Income/(Loss) Before Income Taxes	1,663	(50)	188	(116)		1,685
Income tax expense	442	2	39	(28)	6(f)	455
Net Income/(Loss)	1,221	(52)	149	(88)		1,230
Less: Dividends on preferred shares	—	—	—	65	6(g)	65
Net Income/(Loss) Available for Common Shareholders	$1,221	$(52)	$149	$(153)		$1,165
Income per Share
Weighted average number of common shares outstanding — basic	236		2		6(h)(1)	238
Income per weighted average common share — basic	$5.17					$4.89
Dilutive impact of assumed Vivint equity awards					6(h)(2)	2
Weighted average number of common shares outstanding — diluted	236					240
Income per weighted average common share — diluted	$5.17					$4.85

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1. Basis of Pro Forma Presentation

The pro forma financial information has been prepared using the acquisition method of accounting under U.S. GAAP, in accordance with Accounting Standards Codifications 805, “Business Combination” (“ASC 805”), and is derived from the audited historical financial statements of NRG and Vivint.

The unaudited pro forma combined balance sheet as of December 31, 2022 combines the historical consolidated balance sheet of NRG and the historical consolidated balance sheet of Vivint, after giving effect to the Transaction Accounting Adjustments, as if they had occurred on December 31, 2022. The unaudited pro forma combined statement of operations for the year ended December 31, 2022 combines the historical consolidated statement of operations of NRG and the historical consolidated statement of operations of Vivint, after giving effect to the Transaction Accounting Adjustments, as if they had occurred on January 1, 2022.

The pro forma financial information has been prepared by NRG for illustrative and informational purposes only, in accordance with Article 11. The pro forma financial information is based on the Transaction Accounting Adjustments and assumptions and is not necessarily indicative of what NRG’s consolidated statements of operations or consolidated balance sheet actually would have been had the Transaction Accounting Adjustments been completed as of the dates indicated, or what they will be for any future periods. The pro forma financial information does not purport to project the future financial position or operating results of NRG following the completion of the Acquisition. The pro forma financial information does not reflect any revenue enhancements, cost savings, operating synergies or restructuring costs that may be achievable or incurred in connection with the Acquisition.

The acquisition method of accounting requires an acquirer to recognize and measure in its financial statements the identifiable assets acquired and the liabilities assumed at fair value at the acquisition date. The determination of fair value used in the Transaction Accounting Adjustments is preliminary and based on management’s best estimates considering currently available information and certain assumptions that management believes are reasonable under the circumstances. The purchase price allocation presented is dependent upon certain valuations and other analyses that have not yet been finalized. The actual amounts eventually recorded for purchase accounting, including the identifiable intangibles and goodwill may differ materially from the information presented and could be materially impacted by changing fair value measurements caused by the volatility in the current market environment.

Under ASC 805, acquisition-related transactions costs are not included as a component of the consideration transferred and are expensed in the period in which the costs are incurred. Total costs related to the Acquisition are estimated to be approximately $55 million. Acquisitions costs include due diligence, valuation, legal and filing fees, professional and other consulting fees.

During the preparation of the unaudited pro forma combined financial statements, management performed a preliminary analysis of the Vivint financial information to identify differences in accounting policies as compared to those of NRG. At this time NRG is not aware of any material differences in the accounting policies followed by NRG and those used by Vivint in preparing its consolidated financial statements that would have a material impact on the pro forma financial information.

Note 2. Preliminary Estimated Purchase Price and Assumed Financing

NRG agreed to pay $12 per share in cash, or approximately $2.6 billion, subject to customary closing conditions. The pro forma financial information gives effect to the following assumed sources of funds to satisfy the estimated purchase price of $2.6 billion:

•	proceeds of approximately $732 million from issuance of $740 million Senior Secured First Lien Notes due 2033 at 6.7% interest rate, net of estimated issuance costs;

•	proceeds of approximately $636 million from issuance of $650 million 10.0% Series A Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, net of estimated issuance costs (10% represents the mid-point of the anticipated dividend rate range of 9.5%-10.5%);

•	proceeds of approximately $900 million from the Company’s Revolving Credit Facility and Receivables Securitization Facilities; and

•	cash on hand.

Additionally, the pro forma financial information gives effect to the $600 million increase to the Company’s Revolving Credit Facility, as amended on February 14, 2023.

The assumed sources of funds and interest rates are based on currently available information and assumptions. There is no guarantee that the actual sources of funds and interest rates used to complete the Acquisition will be the same as the assumed sources and interest rates presented in the pro forma financial information. Depending on actual sources of funds used to complete the Acquisition, the financial position and the operating results of NRG following the Acquisition may be materially different from the pro forma information.

Note 3. Reclassification Adjustments

During the preparation of the unaudited pro forma combined financial statements, management performed a preliminary analysis of the Vivint financial information to identify differences in Vivint’s financial statement presentation as compared to the presentation of NRG. The below reclassification adjustments represent NRG’s best estimates based upon the information currently available to NRG. The reclassification adjustments are subject to change once more detailed information is available and additional analysis is performed.

Balance Sheet Reclassifications

Vivint

Consolidated Balance Sheet

As of December 31, 2022

(In millions)
Presentation in Historical Financial Statements	Presentation in Unaudited Pro Forma Combined Financial Statements	Vivint Before Reclassification	Reclassification		Vivint as Reclassified

Assets
Cash and cash equivalents	Cash and cash equivalents	$284	$—		$284
Accounts and notes receivable, net	Accounts receivable, net	56	—		56
Inventories	Inventory	78	—		78
Prepaid expenses and other current assets	Prepayments and other current assets	30	—		30
Property, plant and equipment, net	Property, plant and equipment, net	62	—		62
Capitalized contract costs, net		1,486	(1,486)	(a)	—
Deferred financing costs, net		2	(2)	(a)	—
Intangible assets, net	Intangible assets, net	2	—		2
Goodwill	Goodwill	817	—		817
Operating lease right-of-use assets	Operating lease right-of-use assets, net	37	—		37
Long-term notes receivables and other non-current assets, net	Other non-current assets	25	1,488	(a)	1,513
Total Assets		$2,879	—		$2,879

Vivint

Consolidated Balance Sheet

As of December 31, 2022 (Continued)

Presentation in Historical Financial Statements	Presentation in Unaudited Pro Forma Combined Financial Statements	Vivint Before Reclassification	Reclassification		Vivint as Reclassified
Liabilities
Accounts payable	Accounts payable	$121	$—		$121
Accrued payroll and commissions		83	(83)	(b)	—
Accrued expenses and other current liabilities	Accrued expenses and other current liabilities	200	591	(b)(c)	791
Deferred revenue		508	(508)	(c)	—
Current portion of notes payable, net	Current portion of long-term debt and finance leases	14	3	(d)	17
Current portion of operating lease liabilities	Current portion of operating lease liabilities	13	—		13
Current portion of finance lease liabilities		3	(3)	(d)	—
Notes payable, net	Long-term debt and finance leases	2,236	460	(e)(f)	2,696
Notes payable, net - related party		455	(455)	(e)	—
Finance lease liabilities, net of current portion		5	(5)	(f)	—
Deferred revenue, net of current portion		852	(852)	(g)	—
Operating lease liabilities, net of current portion	Non-current operating lease liabilities	30	—		30
Other long-term obligations	Other non-current liabilities	58	855	(g)(h)	913
Warrant derivative liabilities		3	(3)	(h)	—
Deferred income tax liabilities	Deferred income taxes	1	—		1
Stockholders’ Equity
Class A Common Stock	Common Stock	—	—		—
Additional paid-in capital	Additional paid-in capital	1,766	—		1,766
Accumulated deficit	Retained Earnings/Accumulated Deficit	(3,469)	—		(3,469)
Total Liabilities and Stockholders' Equity		$2,879	$—		$2,879

(a) Reclassification from Capitalized contract costs, net and Deferred financing costs, net to Other non-current assets

(b) Reclassification from Accrued payroll and commissions to Accrued expenses and other current liabilities

(c) Reclassification from Deferred revenue to Accrued expenses and other current liabilities

(d) Reclassification from Current portion of finance lease liabilities to Current portion of long-term debt and finance leases

(e) Reclassification from Notes payable, net - related party to Long-term debt and finance leases

(f) Reclassification from Finance lease liabilities, net of current portion to Long-term debt and finance leases

(g) Reclassification from Deferred revenue, net of current portion to Other non-current liabilities

(h) Reclassification from Warrant derivative liabilities to Other non-current liabilities

Statement of Operations Reclassifications

Vivint

Consolidated Statement of Operations

For the Year Ended December 31, 2022

(In millions)
Presentation in Historical Financial Statements	Presentation in Unaudited Pro Forma Combined Financial Statements	Vivint Before Reclassification	Reclassification		Vivint as Reclassified
Recurring and other revenue	Total revenues	$1,682	$—		$1,682
Operating expenses (exclusive of depreciation and amortization shown separately below)	Cost of operations (excluding depreciation and amortization shown below)	390	$—		390
Selling expenses (exclusive of amortization of deferred commissions included in depreciation and amortization shown separately below)		351	(351)	(a)	—
General and administrative expenses	Selling, general and administrative costs	248	311	(a)(b)	559
	Provision for credit losses	—	40	(b)	40
Depreciation and amortization	Depreciation and amortization	622	—		622
Interest expense	Interest expense	167	—		167
Interest income		(1)	1	(d)	—
Change in fair value of warrant liabilities		(21)	21	(c)	—
Other (income) loss, net	Other income, net	(24)	(22)	(c)(d)	(46)
Income tax expense	Income tax expense	2	—		2
Net Loss		$(52)	$—		$(52)

(a) Reclassification from Selling expenses to Selling, general and administrative costs

(b) Reclassification from General and administrative expenses to Provision for credit losses

(c) Reclassification from Change in fair value of warrant liabilities to Other income, net

(d) Reclassification from Interest income to Other income, net

Note 4. Preliminary Calculation of Estimated Consideration and Preliminary Purchase Price Allocation

Estimated Consideration

(In millions)
Vivint common shares outstanding as of December 31, 2022 of 213,606,672 multiplied by $12.00 per share consideration	$2,563
Vivint Cash-Out RSUs and PSUs (at $12.00 per share)	9
Vivint Stock Appreciation Rights (at $12.00 less grant price per share)	1
Vivint Private Placement Warrants (at $12.00 less exercise price of $11.50 per share)	3
Total Estimated Cash Consideration	$2,576
Estimated fair value of assumed Vivint equity awards attributable to pre-combination service	68
Estimated fair value of Vivint Cash-Out RSUs and PSUs attributable to post-combination expense	(4)
Total Estimated Consideration	$2,640

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Vivint, the acquiree, are recorded at fair value on the Acquisition date and added to those of NRG, the acquirer. The Acquisition Accounting Adjustments included herein are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Acquisition.

The table below represents an initial allocation of the preliminary estimated consideration to Vivint’s tangible and intangible assets to be acquired and liabilities to be assumed based on preliminary estimated fair values as of December 31, 2022.

(In millions)
Current assets	$448
Property, plant and equipment	62
Other non-current assets and deferred income taxes	811
Current liabilities (including $17 million Current portion of long-term debt and finance leases)	(942)
Long-term debt and finance leases	(2,562)
Non-current liabilities	(941)
Identifiable intangible assets and goodwill attributable to Vivint	5,764
Total Estimated Consideration	$2,640

The preliminary fair value of the identifiable intangible assets of $2,245 million, which includes customer relationships, technology related assets, trade names and contracts, will be amortized over the estimated useful life. The estimated weighted average useful life is approximately 10 years. The preliminary useful lives of the intangible assets were determined based on the expected pattern of the economic benefit. The expected amortization for the five years following the Acquisition is currently estimated to be $259 million per year.

The final purchase price allocation depends on certain valuations and other studies that have not yet been completed. The final determination of the purchase price allocation, upon the consummation of the Acquisition, will be based on the net assets acquired as of that date and will depend on a number of factors, which cannot be predicted with any certainty at this time. The purchase price allocation may change materially based on receipt of more detailed information. Accordingly, the pro forma purchase price allocation is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurance that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth above.

Note 5. Adjustments to Unaudited Pro Forma Combined Balance Sheet

The Transaction Accounting Adjustments reflected in the unaudited pro forma combined balance sheet are detailed below:

(a) Reflects the estimated proceeds from the assumed financing transactions and cash outflow to complete the Acquisition as detailed below:

(In millions)
Estimated net cash received from assumed financing:
Proceeds from issuance of secured debt, net of estimated issuance costs	$732
Proceeds from issuance of preferred shares, net of estimated issuance costs	636
Proceeds from Revolving Credit Facility and Receivable Securitization Facilities	900
Financing costs paid to increase the Revolving Credit Facility	(1)
Total estimated net cash received from assumed financing	$2,267
Estimated cash consideration
Use of proceeds from assumed financing net of issuance costs	$(2,267)
Cash on hand	(309)
Total estimated cash consideration	$(2,576)

(b) Reflects the removal of historical goodwill of Vivint of $817 million and recognition of preliminary estimated goodwill of $3,519 million representing the excess of estimated purchase price over the estimated fair value of Vivint’s assets and liabilities, including the estimated fair value of identifiable intangible assets and related deferred income taxes.

(c) Reflects the removal of historical intangible assets of Vivint of $2 million and recognition of preliminary estimated identifiable intangible assets of $2,245 million.

(d) Reflects $749 million of long-term deferred tax assets recorded as a result of the Acquisition. The deferred tax assets are attributable primarily to net operating losses and interest deduction carryforwards. Vivint previously carried a full valuation allowance against these assets which is not carried forward to the combined proforma balance sheet based on NRG’s expected realization of these tax attributes.

(e) Reflects the removal of $1,486 million of historical Vivint Capitalized contract costs. Fair value attributed to the acquired Capitalized contract costs is included in the fair value of the customer-related intangible assets (refer to 5(c) above). Also reflects the removal of $2 million unamortized deferred financing costs on Vivint revolving credit facility.

(f) (1) The table below reflects the Transaction Accounting Adjustments to Current portion of long-term debt and finance leases and Long-term debt and finance leases.

(In millions)	Acquisition Accounting Adjustments	Assumed Financing Adjustments
Short-term borrowing under Receivables Securitization Facilities	$—	$400
Total adjustments to current portion of long-term debt and finance leases	$—	$400
Borrowing under Revolving Credit Facility	—	500
Issuance of secured debt, net of deferred financing costs		732
Removal of Vivint unamortized deferred financing costs	29
Adjustment to record Vivint outstanding debt at fair market value as a result of purchase accounting	(163)
Total adjustments to long-term debt and finance leases	(134)	1,232

(2) Reflects $1 million of deferred financing costs to increase the Revolving Credit Facility, and the write-off of $11 million of short-term deferred financing costs related to the Bridge Facility as the Company expects to secure permanent financing and will not use the Bridge Facility.

(g) Reflects the accrual of $38 million of expected acquisition costs that are not yet recorded in NRG balance sheet as of December 31, 2022.

(h) Reflects removal of $3 million of warrant liabilities from the Vivint historical balance sheet as the warrants will be cashed out prior to the close of the Acquisition.

(i) Reflects the issuance of $650 million, $0.01 par value preferred shares, recorded in Preferred stock, and $14 million of deferred financing costs recorded in additional paid-in-capital.

(j) Adjustments to additional paid-in-capital include:

(In millions)
Elimination of Vivint’s historical additional paid-in-capital	$(1,766)
Estimated fair value of assumed Vivint equity awards attributable to pre-combination service (see Note 4)	68
Estimated fair value of Vivint Cash-Out RSUs and PSUs attributable to post-combination service (see Note 4)	(4)
One-time expected additional stock-based compensation expense related primarily to the acceleration of Vivint equity awards (see 6(d))	56
Acquisitions Accounting Adjustments to Additional paid-in-capital	$(1,646)

(k) Adjustments to Retained earnings/(accumulated deficit) include:

(In millions)
Elimination of Vivint’s historical accumulated deficit	$3,469
Accrual of acquisition costs	(38)
One-time expected additional stock-based compensation expense related primarily to the acceleration of Vivint equity awards (see 6(d))	(56)
Acquisition Accounting Adjustments to Retained earnings/(accumulated deficit)	$3,375

Write-off of short-term deferred financing costs related to the Bridge Facility	$(11)
Assumed Financing Adjustments to Retained earnings/(Accumulated Deficit)	$(11)

Note 6. Adjustments to Unaudited Pro Forma Statement of Operations

The Transaction Accounting Adjustments reflected in the unaudited pro forma combined statements of operations for the year ended December 31, 2022 are detailed below:

(a) Adjustments to depreciation and amortization expense include:

(In millions)
Reversal of historical Vivint amortization of intangible assets	$(48)
Reversal of historical Vivint amortization of capitalized contract costs	(557)
Recognition of amortization expense based on the estimated fair value and estimated useful life	259
Acquisition Accounting Adjustments	$(346)

(b) Reflects $38 million of expected acquisitions costs recorded in the unaudited pro forma combined statement of operations for the year ended December 31, 2022, in addition to the $17 million that are already included in NRG’s historical consolidated statement of operations.

(c) Reflects the reversal of historical Vivint other income recorded for the change in fair value of warrant derivative liabilities, as the warrants are assumed to be cashed out upon the close of the Acquisition.

(d) Adjustments to record additional stock-based compensation expense include:

	Recorded in
(In millions)	Cost of operations	Selling, general and administrative costs	Total
Stock-based compensation expense related to assumed Vivint equity awards	$2	$22	$24
One-time expected additional stock-based compensation expense related primarily to the acceleration of Vivint equity awards	5	51	56
Acquisition Accounting Adjustments	$7	$73	$80

(e) Adjustments to Interest expense include:

(In millions)
Reversal of historical Vivint amortization of deferred financing costs and bond premium and discount	$6
Amortization of the difference between the fair value and the carrying value of Vivint outstanding debt	(25)
Acquisition Accounting Adjustments	$(19)
Interest expense on assumed newly issued corporate debt and incremental interest expense on Revolving Credit Facility and Receivables Securitization Facilities	(105)
Write-off of short-term deferred financing costs related to the Bridge Facility	(11)
Assumed Financing Adjustments	$(116)

(f) Adjustments to Income tax expense include:

•	Reflects the tax effects of Vivint's historical earnings based on the projected combined effective tax rate of 25.27% for the year ended December 31, 2022, which includes the impact of the removal of Vivint’s previously recorded valuation allowance primarily on net operating losses and interest deduction carryforwards, as a result of purchase accounting, and the impact of disallowed executive stock compensation; and

•	Reflects the income tax effect of the Assumed Financing Adjustments based on the projected combined effective tax rate.

(g) Reflect an adjustment of $65 million for dividends on the $650 million preferred shares at 10%.

(h) Reflects the impact of the Acquisition on the calculation of the pro forma combined basic and diluted income per share. As the acquisition is being reflected as if it had occurred on January 1, 2022, the calculation of weighted average shares outstanding for basic and diluted pro forma combined income per share assumes the shares issued in connection with the Acquisition have been outstanding for the entire period presented.

(1) Expected common stock assumed to be issued as a result of the acceleration of certain Vivint equity awards.

(2) Dilutive impact of assumed Vivint equity awards pertaining to the outstanding awards at December 31, 2022.